NEWS FOR IMMEDIATE RELEASE
October 30, 2013

Investor Relations:
Stacy Feit
Financial Relations Board
(213) 486-6549

Ambassadors Group, Inc. Reports Third Quarter 2013 Results
Early Enrollment Trend Shows Improvement

Spokane, WA, October 30, 2013 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, today announced its results for the third quarter ended September 30, 2013.

Overview

●
Gross revenue, from all sources including non-directly delivered programs, of $113.2 million during the first nine months of 2013 compared to $137.7 million in the prior year period. Traveled 17,940 delegates compared to 21,089 delegates in the same period in 2012.

●	Year-to-date gross margin of 37.3 percent compared to 36.4 percent in the 2012 period.

●
Restructuring Discovery Student Adventures product line and China operations, with pre-tax charges totaling $1.8 million.  Also recorded $6.5 million in pre-tax asset impairments related primarily to the corporate headquarters building during the third quarter.

●	Year-to-date, special items net of tax totaled $6.9 million, net of tax, including $5.1 million of non-cash expenses, for asset impairments, restructuring charges and separation costs.

●	Operating expenses year-to-date, excluding the impact of special items, declined $2.6 million year-over-year.

●	Year-to-date net loss of $1.6 million compared to $11.8 million of net income in the prior year period; $5.3 million of net income before special items compared to $13.4 million in the 2012 period.

●	Cash and cash equivalents and available-for-sale securities balance of $41.0 million; no debt outstanding.

●	Recent operational changes made to improve conversion, family engagement and digital lead generation via multi-channel marketing model showing initial signs of positive impact.

●	Enrolled revenue for 2014 programs up 5.9 percent year-over-year for all programs and 5.8 percent year-over-year for core Student Ambassador Programs.

Financial Highlights
(in thousands except percent and per share data)

	UNAUDITED
	Quarter ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Gross revenue, all travel programs	$46,894	$52,713	$110,264	$134,563
Internet content and advertising revenue	$910	$903	$2,938	$3,106
Gross revenue, all sources	$47,804	$53,616	$113,202	$137,669
Gross margin, all travel programs	$17,239	$18,256	$39,661	$47,425
Gross margin, internet content and advertising	$785	$785	$2,558	$2,685
Gross margin, all sources	$18,024	$19,041	$42,219	$50,110
Gross margin percentage	37.7%	35.5%	37.3%	36.4%
Operating expense	$20,653	$14,811	$45,099	$38,572
Operating expense, before special items	$12,015	$14,781	$34,268	$36,826
Operating income, internet content and advertising	$249	$239	$958	$1,058
Net Income (loss)	$(1,614)	$5,485	$(1,581)	$11,777
Net Income before special items	$3,838	$5,519	$5,269	$13,359
Income (loss) per diluted share	$(0.10)	$0.31	$(0.09)	$0.67
Income per diluted share before special items	$0.23	$0.31	$0.31	$0.76

Commenting on the Company’s results, Anthony Dombrowik, Ambassadors Group Interim Chief Executive Officer said, “We remain committed to our three stated core goals: shifting to a multi-channel model to improve our delegate counts, right sizing our cost structure, and staying close to our customer to enhance our product and brand relevance.  Our peak selling season for 2014 travel began in earnest in August, generating positive results via our integrated multi-channel approach. Our early look at enrolled revenue for 2014 is showing some improvement, and we believe we are seeing success in our efforts to reverse the downward trend in enrollments that we have experienced the last few years."

Dombrowik noted, “At this point, we have a 5.8 percent year-over-year increase in enrolled revenue for our core Student Ambassador Programs for the 2014 travel season.  While the results are still very preliminary, we have seen improvements across the board in our campaign performance metrics including response, attendance and conversion rates.  We believe these results begin to validate our evolution toward a high-engagement sales and marketing approach, in which we interact with our target customer across multiple touch points at each stage of the awareness, interest, and decision cycle. For instance, our social media presence – the largest and most engaged in the student travel industry – has played a significant role in validating families’ decisions to attend information meetings and enhancing the perceived value of the programs. We will continue to nurture our existing leads, generate new leads and focus on retention in an effort to deliver 2014 enrollments at or above 2013 levels.”

Dombrowik continued, “We are accomplishing these results while simultaneously continuing to right size our cost structure.  Year-to-date, we have achieved $2.6 million in true operating expense savings and as expected, our marketing and sales costs evened out during the third quarter, following the increased expenditures last quarter to support our spring campaign. We are on track to reduce between $4 million and $5 million in operating expenses in 2013, excluding special items, on top of last year’s operating expense reductions of over $5.0 million compared to 2011.  To that end, we have taken a hard look at all of our operations and made the decision this quarter to restructure both our operation in China, moving to a third party referral model, and our Discovery Student Adventures product line.  We are now working with Discovery Education to look at different ways to partner, as the existing model has not proven to be financially viable. We also took necessary reductions in the carrying value of certain assets, primarily related to our headquarters building, due to market conditions.”

Dombrowik concluded, “With those decisions behind us, we continue to take actions to optimize the value of our offerings. Year-to-date across our programs we have traveled 17,940 delegates and are proud to have achieved the highest consolidated Net Promoter scores in our history.  We will finalize these scores for the year after we travel the slate of winter programs being offered this December, but are very excited about the value that our high quality programs continue to deliver.  Our initial 2014 enrollment statistics are an encouraging step toward a more stabilized long-term business.   We are as committed as ever to the mission we’ve had for over 50 years, while managing the business in the most prudent manner possible through this turnaround endeavor.”

Third Quarter 2013 Results

During the third quarter of 2013, the Company traveled 8,140 delegates, compared to 8,300 delegates during the prior year quarter primarily due to lower delegate counts on the Company’s core Student Ambassadors programs.  Total revenue of $22.3 million declined one percent from $22.4 million in the prior year quarter. Gross margin for the quarter was $18.0 million compared to $19.0 million in the third quarter of 2012, although, gross margin percentage increased to 37.7 percent from 35.5 percent in the prior year period due to favorable land costs. Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.

Third quarter operating expenses were $20.7 million, compared to $14.8 million in the prior year period.  Third quarter 2013 included expenses for certain special items totaling $8.6 million. The Company restructured its Discovery Student Adventures product line, terminating the existing royalty agreement with Discovery Education, as well as restructured its Beijing operations, for a total of $1.8 million in pre-tax expense. The Company also incurred $6.5 million in asset impairment costs primarily associated with the write-down of the value of the Company’s headquarters, which has been listed for sale since April 2012. Excluding special items, third quarter 2013 operating expenses declined $2.8 million, or 19 percent, reflecting both lower selling and marketing expenses, and general and administration costs.

Net loss for the third quarter of 2013 was $1.6 million, or $0.10 per diluted share, compared to net income of $5.5 million, or $0.31 per diluted share, in the prior year period.  Third quarter 2013 net income before special items was $3.8 million compared to $5.5 million in 2012.

Nine Months Ended September 30, 2013 Results

During the nine months ended September 30, 2013, the Company traveled 17,940 delegates compared to 21,089 delegates during the same period in the prior year.  Total revenue of $49.7 million declined 12 percent from $56.7 million in the same period last year driven by a 13 percent decline in travel-related revenue and a 5 percent decline in internet content and advertising revenue related to BookRags, the Company’s online education research business.  Net loss for the nine months ended September 30, 2013 was $1.6 million, or $0.09 per diluted share, compared to net income of $11.8 million, or $0.67 per diluted share, in the prior year period.  Net income before special items was $5.3 million compared to $13.4 million in 2012.

Gross margin for the nine months ended September 30, 2013 was $42.2 million, down from $50.1 million in the same period last year, however, gross margin percentage increased to 37.3 percent from 36.4 percent.

Year-to-date, operating expenses excluding special items declined $2.6 million, or 7 percent, reflecting the Company’s successful cost cutting initiatives.

Balance Sheet and Liquidity

Total assets at September 30, 2013 were $82.7 million including cash, cash equivalents and short-term available-for-sale securities of $41.0. Long-term assets totaled $33.1 million primarily reflecting goodwill and intangible assets of the BookRags business, technology, hardware and systems used to deliver services, and the Company’s office building, which has been listed for sale. Total liabilities were $21.4 million, including $9.8 million in participant deposits for future travel. The Company had no debt outstanding and deployable cash of $29.1 million at September 30, 2013.  Deployable cash is a non-GAAP measure defined in the attached schedules.

The following table summarizes the cash flows as further disclosed in the accompanying financial statements.  Free cash flow, a non-GAAP measure, which is defined as cash flow from operations less purchases of property, equipment and intangibles, is also noted (in thousands):

	UNAUDITED
	Nine months ended September 30,
	2013	2012
Net cash provided by (used in) operating activities	$9,256	$(100)
Purchases of property, equipment and intangibles	(2,664)	(5,007)
Free cash flow	6,592	(5,107)

Net purchase of available-for-sale securities	(4,366)	(7,056)
Dividend payments to shareholders	(1,017)	(3,166)
Repurchase of common stock	(486)	-
Other cash flows, net	(2,098)	(260)
Net decrease in cash and cash equivalents	$(1,375)	$(15,589)

Outlook for 2013

The Company is updating its guidance for 2013 as follows:

●	Consolidated gross revenues for all programs and operations to be between $115 million and $118 million;

●	Consolidated gross margin as a percentage of gross revenue for all programs and operations of 36.5 percent to 37.5 percent; and

●	Net income before any special items of between $0 million and $0.5 million.

2014 Travel Season Statistics

As of October 27, 2013, enrolled revenue for 2014 travel programs was $114.0 million, up 5.9 percent from the same point last year, based on enrolled travelers of 17,298 compared to 17,004. Enrolled revenue for the Company’s core product, Student Ambassadors, is up 5.8 percent to $106.2 million compared to $100.3 million at the same date last year, based on enrolled travelers of 14,915 compared to 14,517.

Enrolled revenue consists of estimated gross receipts to be recognized upon travel of an enrolled participant and revenue recognized for any delegates who have completed travel for the travel year referenced. Reported net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn, including travel that has been completed.  Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

Conference Call and Webcast Information

The Company will host a conference call to discuss third quarter 2013 results of operations on Thursday, October 31, 2013, at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time).  Participants can access the call via the internet at www.ambassadorsgroup.com/EPAX. The call can also be accessed by dialing 888-395-3227 or 719-325-2428 (international) and providing the passcode: 1053173.  Approximately 24 hours following the call, a webcast will be available through January 30, 2014 at www.ambassadorsgroup.com/EPAX. A replay of the call will also be available through November 5, 2013 and can be accessed by dialing 888-203-1112 or 719-457-0820 (international) and providing the pass code: 1053173.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is an education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent Company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed March 11, 2013, and its proxy statement filed May 6, 2013.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Quarter ended September 30,
	2013	2012	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$15,071	$16,746	$(1,675)	-10%
Gross revenue, directly delivered programs (2)	6,296	4,783	1,513	32%
Internet content and advertising revenue	910	903	7	1%
Total revenue	22,277	22,432	(155)	-1%
Cost of sales, directly delivered programs (2)	4,128	3,273	855	26%
Cost of sales, internet content and advertising	125	118	7	6%
Gross margin (3)	18,024	19,041	(1,017)	-5%

Operating expenses:
Selling and marketing	9,589	11,289	(1,700)	-15%
General and administration	2,847	3,522	(675)	-19%
Restructuring costs	1,756	-	1,756	100%
Asset impairments	6,461	-	6,461	100%
Total operating expenses	20,653	14,811	5,842	39%

Operating income (loss)	(2,629)	4,230	(6,859)	-162%

Other income (expense):
Interest and dividend income	71	595	(524)	-88%
Foreign currency and other income	1	(2)	3	150%
Total other income	72	593	(521)	-88%
Income (loss) before income tax benefit	(2,557)	4,823	(7,380)	-153%
Income tax benefit	943	662	281	42%
Net income (loss)	$(1,614)	$5,485	$(7,099)	-129%

Weighted average shares outstanding – basic	16,984	17,613	(629)	-4%
Weighted average shares outstanding – diluted	16,984	17,613	(629)	-4%

Net income (loss) per share — basic	$(0.10)	$0.31	$(0.41)	-132%
Net income (loss) per share — diluted	$(0.10)	$0.31	$(0.41)	-132%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Quarter ended September 30,
	2013	2012	% Change
Gross revenue	$40,597	$47,930	-15%
Cost of sales	25,526	31,184	-18%
Net revenue	$15,071	$16,746	-10%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Nine months ended September 30,
	2013	2012	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$36,254	$44,589	$(8,335)	-19%
Gross revenue, directly delivered programs (2)	10,460	9,008	1,452	16%
Internet content and advertising revenue	2,938	3,106	(168)	-5%
Total revenue	49,652	56,703	(7,051)	-12%
Cost of sales, directly delivered programs (2)	7,053	6,172	881	14%
Cost of sales, internet content and advertising	380	421	(41)	-10%
Gross margin (3)	42,219	50,110	(7,891)	-16%

Operating expenses:
Selling and marketing	25,431	26,459	(1,028)	-4%
General and administration	11,451	12,113	(662)	-5%
Restructuring costs	1,756	-	1,756	100%
Asset impairments	6,461	-	6,461	100%
Total operating expenses	45,099	38,572	6,527	17%

Operating income (loss)	(2,880)	11,538	(14,418)	-125%

Other income (expense):
Interest and dividend income	358	1,454	(1,096)	-75%
Foreign currency and other income	22	(5)	27	540%
Total other income	380	1,449	(1,069)	-74%
Income (loss) before income tax benefit (provision)	(2,500)	12,987	(15,487)	-119%
Income tax benefit (provision)	919	(1,210)	2,129	176%
Net income (loss)	$(1,581)	$11,777	$(13,358)	-113%

Weighted average shares outstanding – basic	16,982	17,595	(613)	-3%
Weighted average shares outstanding – diluted	16,982	17,595	(613)	-3%

Net income (loss) per share — basic	$(0.09)	$0.67	$(0.76)	-113%
Net income (loss) per share — diluted	$(0.09)	$0.67	$(0.76)	-113%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Nine months ended September 30,
	2013	2012	% Change
Gross revenue	$99,807	$125,556	-21%
Cost of sales	63,553	80,967	-22%
Net revenue	$36,254	$44,589	-19%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	UNAUDITED		AUDITED
	September 30,		December 31,
	2013	2012	2012
Assets
Current assets:
Cash and cash equivalents	$4,775	$3,930	$6,150
Available-for-sale securities	36,240	45,860	32,122
Foreign currency exchange contracts	-	403	837
Prepaid program cost and expenses	7,090	12,773	17,217
Accounts receivable	1,022	819	850
Deferred tax assets	547	129	221
Total current assets	49,674	63,914	57,397
Property and equipment, net	18,948	27,195	26,344
Available-for-sale securities	717	719	723
Intangibles	3,529	3,541	3,565
Goodwill	9,781	9,781	9,781
Other long-term assets	82	85	85
Total assets	$82,731	$105,235	$97,895

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$9,035	$7,772	$4,238
Participants’ deposits	9,847	7,393	25,735
Foreign currency exchange contracts	90	-	-
Other liabilities	94	101	111
Total current liabilities	19,066	15,266	30,084
Deferred tax liabilities	2,330	2,279	2,688
Total liabilities	21,396	17,545	32,772
Stockholders’ equity	61,335	87,690	65,123
Total liabilities and stockholders’ equity	$82,731	$105,235	$97,895

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (in thousands)

	UNAUDITED
	September 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(1,581)	$11,777
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,088	3,786
Stock-based compensation	2,161	1,166
Deferred income tax provision (benefit)	(2,373)	159
Loss on disposition and impairment of property and equipment	6,461	-
Excess tax shortfall from stock-based compensation	2,103	260
Change in assets and liabilities:
Accounts receivable and other assets	(169)	576
Prepaid program costs and expenses	9,652	526
Accounts payable, accrued expenses, and other current liabilities	4,802	1,653
Participants’ deposits	(15,888)	(20,003)
Net cash provided by (used in) operating activities	9,256	(100)

Cash flows from investing activities:
Purchase of available-for-sale securities	(27,297)	(70,333)
Proceeds from sale of available-for-sale securities	22,931	63,277
Purchase of property and equipment	(2,413)	(4,589)
Purchase of intangibles	(251)	(418)
Net cash used in investing activities	(7,030)	(12,063)

Cash flows from financing activities:
Repurchase of common stock	(486)	-
Dividend payment to shareholders	(1,017)	(3,166)
Proceeds from exercise of stock options	5	-
Excess tax shortfall from stock-based compensation	(2,103)	(260)
Net cash used in financing activities	(3,601)	(3,426)

Net decrease in cash and cash equivalents	(1,375)	(15,589)
Cash and cash equivalents, beginning of period	6,150	19,519
Cash and cash equivalents, end of period	$4,775	$3,930

Special Items

During the third quarter of 2013, the Company made the decision to restructure two of its travel programs believed to be no longer financially viable in their current form - Discovery Student Adventures and its operations in China. The costs of those restructurings, including the $1.6 million termination fee to be paid to Discovery Education to terminate its existing agreement, totaled $1.8 million.

The Company continues to maintain its corporate headquarters, listed for sale since April 2012, as an asset to be held and used in operations.  However, as part of its periodic assessment of the recoverability of long-lived assets, the Company determined an impairment of its corporate headquarters existed. Total asset impairment charges during the third quarter of 2013 totaled $6.5 million, relating primarily to the building itself as well as impairments for the restructured operations noted above and for other operating assets.

In connection with the February 2013 resignations of two executives, the Company’s President and Chief Executive Officer and the President and Chief Operating Officer of the operating subsidiary Ambassador Programs, Inc., as well as workforce reductions during 2012, the Company incurred separation payments during both periods.

In addition, as previously disclosed, the Company incurred legal and other fees in relation to a shareholder class action suit and to an inquiry by the U.S. Securities and Exchange Commission (“SEC”) more fully described in the Company’s filings with the SEC on Form 10-K and 10-Q available on the Company’s website www.ambassadorsgroup.com and at the SEC website www.sec.gov.   These two matters were settled in 2012, however, the recovery of funds from insurance coverage on these matters have been recorded in the periods received. The Company also incurred legal and other fees relating to a proxy contest and shareholder actions.

As a result of these events, the operations as presented in the accompanying financial statements for the three months and nine months ended September 30, 2013 and 2012 do not necessarily reflect a meaningful comparison between periods or in relation to the operational activities of the Company.  In order to provide more meaningful disclosure, the following table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data):

	UNAUDITED
	Net Income (Loss)		EPS
	Three months ended September 30,		Three months ended September 30,
	2013	2012	2013	2012
Amount before special items	$3,838	$5,519	$0.23	$0.31
Asset impairments	(6,461)	-	(0.38)	-
Restructuring Costs	(1,756)	-	(0.10)	-
Legal and other fees	(422)	(20)	(0.03)	-
Separation payments	1	(10)	-	-
Tax impact	3,186	(4)	0.18	-
Amount per consolidated statement of operations	$(1,614)	$5,485	$(0.10)	$0.31

	UNAUDITED
	Net Income (Loss)		EPS
	Nine months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Amount before special items	$5,269	$13,359	$0.31	$0.76
Asset impairments	(6,461)	-	(0.38)	-
Restructuring Costs	(1,756)	-	(0.10)	-
Legal and other fees	171	(1,502)	0.01	(0.09)
Separation payments	(2,785)	(242)	(0.16)	(0.01)
Tax impact	3,981	162	0.23	0.01
Amount per consolidated statement of operations	$(1,581)	$11,777	$(0.09)	$0.67

Deployable Cash

Deployable cash is a non-GAAP liquidity measurement and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash at September 30, 2013 and 2012, and December 31, 2012 (in thousands):

	UNAUDITED
	September 30,		December 31,
	2013	2012	2012
Cash, cash equivalents and short-term available-for-sale securities	$41,015	$49,790	$38,272
Prepaid program cost and expenses	7,090	12,773	17,217
Less: Participants’ deposits	(9,847)	(7,393)	(25,735)
Less: Accounts payable / accruals / other liabilities	(9,129)	(7,873)	(4,349)
Deployable cash	$29,129	$47,297	$25,405